INTERNAL
Wejo Unveils Integration of Live, Real-Time Connected Vehicle Data with Prototype of Autonomous Vehicle
Next Evolution in Wejo’s AV-OS to Provide Real-World Intelligence to Support Development, Testing, and Operation of AVs for the Future
Las Vegas, Nevada – September 27, 2022 - Wejo Group Limited (NASDAQ: WEJO) (“Wejo”), a global leader in Smart Mobility for Good™ and cloud and software analytics for connected, electric and autonomous vehicle (AV) data, today unveiled DLIVEREE, an AV prototype that is being used to develop and demonstrate Wejo’s Autonomous Vehicle Operating System (AV-OS), software that will use live, real-time connected vehicle data to support development, testing, and operation of AVs for the future. The AV prototype allows Wejo to build, test, and demonstrate Wejo’s live API data powering AV development projects, including freight, delivery, and robotaxi or ride-hailing vehicle use cases. The initial prototype was showcased for the first time during Wejo’s “Data in the Desert” on-track driving experience event at Spring Mountain Motor Resort outside Las Vegas, Nevada.
DLIVEREE represents the next stage of evolution for AV-OS that will demonstrate how AV developers will be able to utilize connected car data that integrates real-time parameters, including the number of cars on the road, construction barriers, pedestrians crossing the street, cyclists, slippery roads, or other dangerous weather and road conditions. The prototype will also support the standardization of a common connected vehicle language for AVs to communicate real-time road settings, vehicle status and inform digital twin testing.
“To be clear, Wejo Is not entering the race to develop autonomous vehicles but we are propelling AV adoption forward, and the prototype we are developing will demonstrate how Wejo’s AV-OS can empower AV developers by rapidly accelerating innovation to realize the full potential of AVs,” said Richard Barlow, Founder and CEO of Wejo. “We want to help reduce the 1.3 million deaths that happen each year on the road and the additional 8 million due to emissions. Instead of learning from historical data, our edge-based processing of live API data will provide intelligence on long-range conditions across traffic and roadways and democratizes access to live, real-time connected vehicle data, resulting in safe and efficient AV development – and truly autonomous AVs. We are ultimately supporting the creation of the most experienced driver on the road.”
With access to trillions of data points from more than 85 billion journeys and approximately 19 million vehicles that represent activities on 95% of roads in America, AV developers, DOTs, and

INTERNAL

INTERNAL
fleet operators will be able to better understand current vehicles’ status and dynamics. This will include intended movements of vehicles (e.g., forthcoming lane change and exiting the highway) to make calculated instant decisions to maintain road safety alongside automated and non-automated vehicles on the road.
The DLIVEREE AV will showcase:
•Enabling vehicle-to-vehicle communication (e.g., emergency stopping due to a hidden vehicle)
•Use of cloud-based road intelligence (Real-Time Traffic Intelligence) to anticipate the road ahead (e.g., traffic build-up further ahead)
•Capture of Light Detection and Ranging (LiDAR) and camera data for simulation, modeling and visualization
•Intelligent internal and external displays based on Wejo intelligence and vehicle dynamics
Learn more about the “Data in the Desert” demonstration and how Wejo collects connected car data from inside a high-speed vehicle and the advancement of the AV future here: https://youtu.be/XpjcUtLaiLY

About Wejo
Wejo is a global leader in Smart Mobility cloud and software solutions for connected, electric, and autonomous vehicle data, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. The Company enables Smart Mobility for GoodTM by organizing trillions of data points from approximately 19 million vehicles and almost 85 billion journeys globally, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, the company has offices in Manchester in the UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com or connect with us on LinkedIn, Twitter, and Instagram.
Forward-Looking Statements

INTERNAL

INTERNAL
This communication contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. For more information, please follow this link: https://www.wejo.com/forward-looking-statements

CONTACTS
Ben Hohmann, Wejo
Ben.Hohmann@wejo.com

Katie O’Brien, Raffetto Herman Strategic Communications on behalf of Wejo
wejopr@rhstrategic.com

INVESTOR RELATIONS
Tahmin Clark
tahmin.clarke@wejo.com
"
tahmin.clarke@wejo.com

INTERNAL